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Exhibit 10.21

METHODE ELECTRONICS, INC.

CASH BONUS AGREEMENT

        THIS AGREEMENT effective as of August 22, 2003 ("Agreement") is entered into by and between METHODE ELECTRONICS, INC., a Delaware corporation (the "Company"), and Donald W. Duda ("Employee").

        WHEREAS, Employee has served and continues to serve the Company as President of the Company;

        WHEREAS, Section 3 of the Methode Electronics, Inc. 2000 Stock Plan (the "Plan") limits the total number of shares of Company common stock with respect to which awards may be granted under the Plan to a participant in any calendar year to 100,000 shares;

        WHEREAS, on May 4, 2001, the Company granted Employee a stock option award under the Plan with respect to 200,000 shares of Company common stock;

        WHEREAS, on June 10, 2002, the Company granted Employee a stock option award under the Plan with respect to 200,000 shares of Company common stock;

        WHEREAS, each of the two stock option awards described above is void to the extent that it attempted to grant a stock option with respect to more than 100,000 shares of Company common stock;

        WHEREAS, on July 3, 2003, the Company granted Employee a stock option award under the Plan with respect to 100,000 shares of Company common stock, but would have granted him a stock option award with respect to 250,000 shares but for the 100,000 share annual limitation referred to above; and

        WHEREAS, the Company desires to reward Employee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders and to compensate him for the stock option awards described above that exceeded or would have exceeded the Plan's 100,000 share annual limitation.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein after set forth, the Company agrees to pay Employee certain deferred cash bonuses on the terms and conditions set forth herein.

        1.     The Company will pay Employee as deferred compensation a cash bonus equal to (A—$10.50) × 100,000 × B, where "A" is the value of a share of Class A Common Stock of the Company on the earliest to occur of a through d below and "B" equals 25% if the date of payment is prior to June 10, 2004, 50% if the date of payment is on or after June 10, 2004, but before June 10, 2005, 75% if the date of payment is on or after June 10, 2005, but before June 10, 2006 or 100% if the date of payment is on or after June 10, 2006. Notwithstanding anything herein to the contrary, "B" shall equal 100% anytime after a "Change in Control" of the Company. For purposes of this Agreement, "Change in Control" and "Good Cause" shall have the same meanings as in the Employment Security Agreement between Employee and the Company, as in effect from time to time. The cash bonus payment pursuant to this section shall be payable on the earliest of the following:

          a.     a date selected by Employee; provided, however, that Employee cannot elect a payment date with respect to any portion of the bonus under this Section 1 if any of the stock options awarded him on June 10, 2002, with respect to 100,000 shares of Company common stock are vested but unexercised;

          b.     the date of Employee's termination of employment with the Company and all of its subsidiaries and affiliates for any reason other than Good Cause;

          c.     Employee's death or disability; or

          d.     June 10, 2012.

Employee may elect to exercise all or any portion of his right to a payment under this section. If he elects to exercise his right to a portion of the bonus at any time, the remaining portion of the bonus shall not be forfeited, but shall remain payable in the future subject to the terms and conditions of this Agreement. The following example shall illustrate the operation of this provision:

  Example: On January 1, 2004, the value of a share of Class A Common Stock of the Company is $15 and "B" is 25%. Employee elects on that date to receive one-half of the maximum portion of his bonus payable under this section at that time. He will be paid $56,250 [($15.00—$10.50) × 100,000 × 25% × 1/2]. On January 1, 2006, the value of a share of Class A Common Stock of the Company is $20 and "B" is 100%. Employee elects on that date to receive the remaining portion of his bonus under this section. He will be paid $831,250 [($20.00—$10.50) × (100,000 - 12,500) × 100%].

Any bonus payment under this section shall be paid within 30 days after it becomes payable.

        2.     The Company will pay Employee as additional deferred compensation another cash bonus equal to (C—$11.44) × 150,000 × D, where "C" is the value of a share of Class A Common Stock of the Company on the earliest to occur of a through d below and "D" equals 0% if the date of payment is prior to July 3, 2004, 25% if the date of payment is on or after July 3, 2004, but before July 3, 2005, 50% if the date of payment is on or after July 3, 2005, but before July 3, 2006, 75% if the date of payment is on or after July 3, 2006, but before July 3, 2007, or 100% if the date of payment is on or after July 3, 2007. Notwithstanding anything herein to the contrary, "D" shall equal 100% anytime after a "Change in Control" of the Company. The date of the cash bonus payment pursuant to this section shall be payable on the earliest of the following:

          a.     a date selected by Employee; provided, however, that Employee cannot elect a payment date with respect to any portion of the bonus under this Section 2 if any of the stock options awarded him on July 3, 2003, with respect to 100,000 shares of Company common stock are vested but unexercised;

          b.     the date of Employee's termination of employment with the Company and all of its subsidiaries and affiliates for any reason other than Good Cause;

          c.     Employee's death or disability; or

          d.     July 3, 2013.

Employee may elect to exercise all or any portion of his right to a payment under this section. If he elects to exercise his right to a portion of the bonus at any time, the remaining portion of the bonus shall not be forfeited, but shall remain payable in the future subject to the terms and conditions of this Agreement.

Any bonus payment under this section shall be paid within 30 days after it becomes payable.

        3.     The Company will also pay Employee as additional deferred compensation a supplemental cash bonus in the event of a Change in Control of the Company prior to May 4, 2004, if Employee is an employee of the Company immediately prior to the Change in Control. The amount of the supplemental bonus pursuant to this Section shall be equal to (E—$6.35) × 100,000, where "E" is the value of a share of Class A Common Stock of the Company on the date of the Change in Control. The Company shall pay the supplemental bonus pursuant to this section within 30 days after a Change in Control.

        4.     Nothing herein contained shall confer on Employee any right with respect to continuation of employment by the Company or its subsidiaries or affiliates, or interfere with the right of the Company or its subsidiaries or affiliates to terminate at any time the employment of Employee.

        5.     The bonuses payable under this Agreement shall be forfeited in the event Employee's employment with Company is terminated for Good Cause.

        6.     This Agreement may not be assigned by the Company without the written consent of Employee but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. Neither this Agreement nor the bonuses hereunder may be assigned by Employee during Employee's life, and any payment arising as the result of Employee's death shall be paid to one or more beneficiaries designated by Employee in a form approved by the Company, or in the absence of any such designation, to Employee's estate.

        7.     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof.

        8.     The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

        9.     This Agreement may be amended at any time by written agreement between the Company and Employee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company's Board of Directors.

        10.   Cash payments under this Agreement shall constitute general obligations of the Company. Employee shall have only an unsecured right to payment thereof out of the general assets of the Company.

        11.   In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        12.   The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach or interpretation (each, a "Dispute"). For purposes of this negotiation, the Company shall be represented by one or more of its Class A Directors appointed by the Board of Directors so long as the Company has more than one class of Common Stock. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, either party may initiate a confidential, binding arbitration to resolve the Dispute. All such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of J.A.M.S. Endispute before a single arbitrator. (If, at the time of any Dispute, J.A.M.S. Endispute has ceased to exist, all such Disputes shall be arbitrated in Chicago, Illinois pursuant to the arbitration rules of the American Arbitration Association before a single arbitrator.) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

        13.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.   This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

EMPLOYEE	METHODE ELECTRONICS, INC.
/s/ Donald W. Duda	By /s/ Warren L. Batts
Its: Compensation Committee Chairman

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  Exhibit 10.21